EXHIBIT 5.1

                    Kirkpatrick & Lockhart Nicholson Graham LLP
                             Miami Center-20th Floor
                            201 S. Biscayne Boulevard
                            Miami, Florida 33131-2399
                                 (305) 539-3300

                                    June 9, 2005

EarthShell Corporation
3916 State Street, Suite 110
Santa Barbara, California 93110

Re:   EarthShell Corporation (the "Company")
      Registration Statement on Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 4,476,927 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"). The Registration Statement includes for registration 2,000,000 shares of common stock to be issued under a Standby Equity Distribution Agreement (the "Equity Shares"), 1,016,310 shares of common stock to be issued upon the exercise of outstanding warrants (the "Warrant Shares"), 791,667 shares of common stock to be issued upon the conversion of existing debt (the "Conversion Shares") and 668,950 shares of common stock previously issued (the "Issued Shares"). The Equity Shares, the Warrant Shares, the Conversion Shares and the Issued Shares shall be referred to collectively as the "Shares".

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

      Based upon and subject to the foregoing, it is our opinion that the Equity Shares, the Warrant Shares and the Conversion Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Issued Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related
Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP
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Kirkpatrick & Lockhart Nicholson Graham LLP

                                  EXHIBIT 5.1-1